EXECUTION VERSION

Exhibit 10.1

$485,000,000

CREDIT AGREEMENT

Dated as of August 1, 2006,

Among

VERSO PAPER FINANCE HOLDINGS LLC,

VERSO PAPER HOLDINGS LLC,

as Borrower,

THE LENDERS PARTY HERETO,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

LEHMAN BROTHERS INC.,

as Syndication Agent,

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC,

and

LEHMAN BROTHERS INC.,

as Joint Bookrunners

CREDIT SUISSE SECURITIES (USA) LLC

and

LEHMAN BROTHERS INC.

as Co-Lead Arrangers

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Mortgage
Exhibit F	Form of Collateral Agreement
Schedule 1.01A	Certain U.S. Subsidiaries
Schedule 1.01B	Mortgaged Properties
Schedule 1.01C	Immaterial Subsidiaries
Schedule 1.01D	Refinanced Indebtedness
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.18	Material Real Estate
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 4.02(b)	Local Counsel
Schedule 4.02(d)	Certain Collateral Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT dated as of August 1, 2006 (this “Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, LEHMAN BROTHERS INC., as syndication agent (in such capacity, the “Syndication Agent”), and CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents (in such capacities, the “Documentation Agents”).

WHEREAS, Apollo Management VI, L.P. and other affiliated co-investment partnerships (collectively, the “Fund”) have indirectly formed Holdings and the Borrower for the purpose of entering into that certain Agreement of Purchase and Sale by and among International Paper Company, a New York corporation (the “Seller”), CMP Investments LP, a Delaware limited partnership, and the Borrower, dated as of June 4, 2006 (as amended or supplemented as of the date hereof, the “Purchase Agreement”), pursuant to which the Borrower will acquire (the “Acquisition”), directly or indirectly, the catalog and magazine paper business of the Seller upon the terms and conditions set forth therein (the business so purchased, the “Acquired Business”); and

WHEREAS, in connection with the consummation of the Acquisition, the Borrower has requested the Lenders to extend credit in the form of (a) Term B Loans on the Closing Date, in an aggregate principal amount not in excess of $285.0 million, and (b) Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $200.0 million;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced from time to time by Credit Suisse as its “prime rate” at its principal office in New York, New York. Any change in such rate announced by Credit Suisse shall take effect at the opening of business on the day specified in the announcement of such change. The prime rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the prime rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquired Assets” shall mean, for any fiscal year, the aggregate purchase price of assets acquired pursuant to Permitted Business Acquisitions after the Closing Date through the end of such fiscal year determined in accordance with GAAP; provided that if a Permitted Business Acquisition is not consummated during the first quarter of a fiscal year, Acquired Assets for such fiscal year in respect of such Permitted Business Acquisition shall be determined by multiplying the amount attributable to such Permitted Business Acquisition by (i) 0.75 if such Permitted Business Acquisition is consummated during the second quarter of such fiscal year, (ii) 0.50 if such Permitted Business Acquisition is consummated during the third quarter of such fiscal year and (iii) 0.25 if such Permitted Business Acquisition is consummated during the fourth quarter of such fiscal year.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal (rounded upwards, if necessary, to the next 1/16 of 1%) to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars and Euros and any other currency other than Dollars as may be acceptable to the Administrative Agent and the Letter of Credit Issuer with respect thereto in their sole discretion.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Applicable Commitment Fee” shall mean for any day 0.50% per annum; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Commitment Fee will be determined pursuant to the Pricing Grid.

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 1.75% per annum in the case of any Eurocurrency Loan and 0.75% per annum in the case of any ABR Loan and (ii) with respect to any Revolving Facility Loan, 2.00% per annum in the case of any Eurocurrency Loan and 1.00% per annum in the case of any ABR Loan; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Facility Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of Holdings, the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent, which form may include the form published by the Loan Syndications and Trading Association.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time; provided, that with respect to any Swingline Lender, the Available Unused Commitment at any time shall be reduced by the principal amount of any Swingline Loans made by such Lender outstanding at such time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5.0 million, except in the case of Swingline Loans, $1.0 million.

“Borrowing Multiple” shall mean $1.0 million, except in the case of Swingline Loans, $500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date or funds that would have constituted any Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition,

(h) the Acquisition, or

(i) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Borrower and its Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Holdings or a Permitted Holder, (B) appointed by managers so nominated nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under any Second Lien Notes Indenture, the Senior Subordinated Notes Indenture, any Permitted Additional Debt constituting Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock;

(b) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d 5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(c) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean August 1, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Co-Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., in their capacities as co-lead arrangers and joint bookrunners.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit F, among Holdings, the Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01A) owned on the

Closing Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding Equity Interests of each “first tier” Foreign Subsidiary directly owned by any Loan Party and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)(i) all Indebtedness of Holdings, the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) in the case of any person that becomes a “first tier” Foreign Subsidiary directly owned by Holdings, the Borrower or a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, as promptly as practicable following a request by the Collateral Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;

(f) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date (including, without limitation, the Equity Interests of any Special Purpose Receivables Subsidiary established after the Closing Date), shall have been pledged pursuant to the Collateral Agreement; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Loan Party be pledged to secure Obligations of the Borrower, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party be pledged to secure Obligations of the Borrower, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements,

and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) on the Closing Date, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01B duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(i) on the Closing Date the Collateral Agent shall have received (i) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower, issued by First American Title Insurance Company insuring the Lien of each Mortgage to be entered into on the Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent, and (ii) a survey for each of the Mortgaged Properties on which any of the mills is located (collectively, the “Mill Sites” and, such surveys, collectively, the “Surveys”). Such Surveys shall be certified to Borrower, Collateral Agent and the title company, and shall (x) meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys for the land at each Mill Site where an actual mill is located and (ii) for the remainder of the property at each Mill Site and for any property that does not constitute a Mill Site, shall be sufficient and satisfactory to the title company so as to enable the title company to issue coverage over all general survey exceptions and to issue all endorsements requested by Collateral Agent. All such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof;

(j) evidence of the insurance required by the terms of this Agreement and the Mortgages;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder, and such consents and approvals shall be in full force and effect; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment), Term B Loan Commitment and Incremental Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)(A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) any increase in amortization or depreciation or any non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Closing Date shall be excluded,

(viii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded,

(ix) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,

(x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(xii) any expenses constituting transition expenses attributable to the Borrower becoming an independent operating company in connection with the Transactions shall be excluded, and

(xiii) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $50.0 million, plus:

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), plus

(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above); provided, that the Borrower and its Subsidiaries shall be in Pro Forma Compliance, plus

(f) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Holdings or any Parent Entity, plus

(g) 100% of the aggregate amount received by Borrower or any Subsidiary in cash (and the fair market value of property other than cash received by Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, Borrower or any Subsidiary, the fair market value of the Investments of Holdings, Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), minus

(j) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(l) the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e) prior to such time, minus

(l) the cumulative amount of Capital Expenditures made pursuant to Section 6.10(c) prior to such time, minus

(m) payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above);

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (e) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Term B Facility Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, and Tax Distributions made by the Borrower during such period,

(ii) Interest Expense of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period,

(iv) business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,

(v) any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $2.5 million and 2.0% of EBITDA, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.0% of the value of transactions permitted hereunder and entered into by the Borrower or any of the Subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services,

(vii) non-operating expenses,

(viii) $5.1 million for any period that includes the fiscal quarter ended March 31, 2006, and

(ix) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably expected to result from such actions, (B) such actions are taken or committed to be taken within 36 months after the Closing Date and (C) no cost savings shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (iv) above with respect to such period, minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For purposes of determining EBITDA under this Agreement, EBITDA for the fiscal quarter ended September 30, 2005 shall be deemed to be $70.4 million, EBITDA for the fiscal quarter ended December 31, 2005 shall be deemed to be $52.3 million, EBITDA for the fiscal quarter ended March 31, 2006 shall be deemed to be $42.7 million, and EBITDA for the fiscal quarter ended June 30, 2006, EBITDA shall be deemed to be $55.0 million.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Financing” shall mean, in connection with the consummation of the Acquisition, the purchase or contribution by the Permitted Holders, directly or indirectly, of cash equity to or of Holdings in an aggregate amount of not less than $260 million, which amount shall be contributed by Holdings to the Borrower as cash common equity.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c)(i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other

Investments permitted hereunder less any amounts received in respect thereof as a return of capital,

(d) Capital Expenditures that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes and Tax Distributions paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for such Applicable Period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Borrower during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital for such Applicable Period,

(b) all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Applicable Period,

(d) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(f) to the extent deducted in the computation of EBITDA, cash interest income, and

(g) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the

Fiscal Year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2007.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(v)).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any withholding tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable lending office is located or any other jurisdiction as a result of such Lender engaging in a trade or business in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(f) with respect to such Loan and (d) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender (other than a Change in Law).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Term B Facility and the Revolving Facility (and no Incremental Revolving Facility Commitments), and thereafter, may include the Incremental Term Facility and Incremental Revolving Facility Commitments.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the

Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated June 28, 2006 by and among the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Lehman Commercial Paper Inc., Lehman Brothers Inc., Citigroup Global Markets Inc., Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.11.

“First Lien Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Term Loans or Revolving Facility Credit Exposure (other than letters of credit to the extent undrawn and not supporting Indebtedness of the type included in Consolidated Debt), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall have the meaning assigned to such term in the first recital hereto.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P.

“Fund Termination Fee” shall have the meaning specified in Section 6.07(b)(xiv).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01C, and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $285.0 million over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated July 2006, as modified or supplemented prior to the Closing Date.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of August 1, 2006, by and among Credit Suisse, Cayman Island Branch as Intercreditor Agent, Wilmington Trust Company, as Trustee, Holdings, the Borrower, and the Subsidiary Loan Parties, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean Credit Suisse and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean (i) a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $60.0 million (or the equivalent thereof in an Alternate Currency).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Credit Suisse and with a term equivalent to such Interest Period would be offered by Credit Suisse’s London Branch to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreement and any Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term B Loans, the Incremental Term Loans (if any), the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower and Holdings, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the first Credit Event on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean “Material Adverse Effect” as defined in the Purchase Agreement.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $20.0 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01B and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit E, (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters), as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(ii)), (e), (f), (h), (i) or (j)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and Holdings or the Borrower shall deliver a certificate of a Responsible Officer of Holdings or the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ or the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10.0 million, and (z) at any time during the 15-month reinvestment period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Net First Lien Leverage Ratio is less than or equal to 2.00 to 1.00, up to $75.0 million of such proceeds shall not constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Parent Entity” means any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Additional Debt” shall mean any Indebtedness for borrowed money (a) for which the average life to maturity of such Permitted Additional Debt is greater than or equal to the remaining weighted average life to maturity of the Term B Loans and (b) that does not have a stated maturity prior to the date that is 91 days after the Term B Facility Maturity Date.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $20.0 million, the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in Subsidiary Loan Parties or persons that become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 5.0% of Consolidated Total Assets and (y) $75.0 million.

“Permitted Cure Securities” shall mean any equity securities of Holdings other than Disqualified Stock, and upon which all dividends or distributions (if any) shall, prior to 91 days after the Term B Facility Maturity Date, be payable solely in additional shares of such equity security.

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided, that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables

Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $100.0 million.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) 90 days after the Term B Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that with respect to a Refinancing of (x) the Senior Subordinated Notes or Permitted Additional Debt that are subordinated, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by Holdings and the Subsidiary Loan Parties of the Facilities, and (ii) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, (y) the Senior Subordinated Notes or Permitted Additional Debt, such Permitted Refinancing Indebtedness shall meet the requirements of the definition of “Permitted Additional Debt” and (z) the Second Lien Notes, (i) the Liens, if any securing such Permitted Refinancing Indebtedness shall be subject to the Intercreditor Agreement and (ii) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower or any ERISA Affiliate, or (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pricing Grid” shall mean, with respect to the Revolving Facility Loans, the table set forth below:

Total Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans	Applicable Commitment Fee
Greater than 1.25 to 1.0	1.00%	2.00%	0.50%
Less than or equal to 1.25 to 1.0 but greater than or equal to 1.0 to 1.0	0.75%	1.75%	0.375%
Less than 1.0 to 1.0	0.50%	1.50%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Total Net First Lien Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Adjusted EBITDA” shall have the meaning assigned to such term in Section 3.05(a).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(r), 6.02(dd) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(r), 6.02(dd) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, may include adjustments to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from such relevant pro forma event and (2) all adjustments of the type used in connection with the calculation of Adjusted EBITDA as set forth in footnote 4 to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in the Second Lien Notes Offering Memorandum and the Senior Subordinated Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information.

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Purchase Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Purchase Documents” shall mean the collective reference to the Purchase Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings) which generates cash proceeds of at least $75.0 million.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Indebtedness” shall mean the Indebtedness described on Schedule 1.01D.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Total Net First Lien Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is greater than 2.00:1.00 but less than or equal to 2.25:1.00, such percentage shall be 25%, and (b) if the Total Net First Lien Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is less than or equal to 2.00:1.00, such percentage shall be 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revaluation Date” means, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments prior to any Incremental Revolving Facility Commitments) is $200.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01.

“Revolving Facility Maturity Date” shall mean August 1, 2012.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Fixed Rate Notes” shall mean the Borrower’s 9 1/8% Second Priority Senior Secured Notes due 2014, issued pursuant to the Second Lien Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Second Lien Fixed Rate Notes and the related registration rights agreement with substantially identical terms as the Second Lien Fixed Rate Notes.

“Second Lien Floating Rate Notes” shall mean the Borrower’s floating rate Second Priority Senior Secured Notes due 2014, issued pursuant to the Second Lien Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Second Lien Floating Rate Notes and the related registration rights agreement with substantially identical terms as the Second Lien Floating Rate Notes.

“Second Lien Note Documents” shall mean the Second Lien Notes, the Second Lien Notes Indenture and the Second Lien Security Documents.

“Second Lien Notes” shall mean the collective reference to the Second Lien Fixed Rate Notes and the Second Lien Floating Rate Notes.

“Second Lien Notes Indenture” shall mean the Indenture dated as of August 1, 2006 under which the Second Lien Fixed Rate Notes and Second Lien Floating Rate Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Lien Notes Offering Memorandum” shall mean the Offering Memorandum, dated July 26, 2006, in respect of the Second Lien Notes.

“Second Lien Security Documents” shall mean the “Security Documents” as defined in the Second Lien Notes Indenture.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Senior Secured Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes” shall mean the Borrower’s 11 3/8% Senior Subordinated Notes due 2016, issued pursuant to the Senior Subordinated Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of August 1, 2006 under which the Senior Subordinated Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes Offering Memorandum” shall mean the Offering Memorandum, dated July 26, 2006, in respect of the Senior Subordinated Notes.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date three Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” shall have the meaning provided in Section 2.05(a).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower on the Closing Date (other than Bucksport Leasing Company) and (b) each Domestic Subsidiary of the Borrower that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $20.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse, Cayman Islands Branch, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Distributions” shall mean any distributions described in Section 6.06(b)(v).

“Term B Borrowing” shall mean a Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean August 1, 2013.

“Term B Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term B Loans as set forth in Section 2.01(a) or Incremental Term Loans in the form of Term B Loans as set forth in Section 2.01(c). The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B Loan Commitment (or its Incremental Term Commitment), as applicable. The aggregate amount of the Term B Loan Commitments on the Closing Date is $285.0 million.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(c).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Maturity Date” shall mean the latest of the Term B Facility Maturity Date and any Incremental Term Facility Maturity Date.

“Term Loan Commitment” shall mean any Term B Loan Commitment or any Incremental Term Commitment.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans and/or the Incremental Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Total Net First Lien Leverage Ratio” means, on any date, the ratio of (a) First Lien Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Senior Secured Leverage Ratio” means, on any date the ratio of (a) Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letter of Credit” shall have the meaning provided in Section 2.05(a).

“Transaction Documents” shall mean the Purchase Documents, the Second Lien Note Documents, the Senior Subordinated Note Documents and the Loan Documents.

“Transaction Expenses” means any fees or expenses incurred or paid by the Fund, Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Equity Financing; (d) the sale and issuance of the Second Lien Notes and the Senior Subordinated Notes and the creation of the Liens pursuant to the Second Lien Security Documents; (e) the refinancing of the Refinanced Indebtedness; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) Bucksport Leasing Company and (2) any Subsidiary of the Borrower that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative

Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Second Lien Notes Indenture, the Senior Subordinated Notes Indenture, all Permitted Additional Debt and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii) and (vi) if such Subsidiary is a Domestic Subsidiary, it shall have complied with the terms of Section 5.10.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (in the Administrative Agent’s discretion, rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender agrees to make Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed its Term B Loan Commitment;

(b) each Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided, that the aggregate principal amount of Revolving Facility Loans made on the Closing Date shall not exceed $10.0 million, plus any amount necessary to fund any working capital adjustment pursuant to the Purchase Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans; and

(c) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

Amounts borrowed under Section 2.01(a) or Section 2.01(c) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder;

provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than 10 Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Other Revolving Loans, Term B Loans or Other Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. “Letters of Credit” shall include Trade Letters of Credit and Standby Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency (which may be Dollars or an Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) no Alternate Currency Letter of Credit shall be issued if, after giving effect thereto, the aggregate amount of L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed $20.0 million.

(c) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided, that any Standby Letter of Credit with one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that (x) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Revolving Facility Maturity Date the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to

105% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Revolving Facility Maturity Date or, if later, such date of issuance and (y) each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Revolving Facility Maturity Date shall terminate on the Revolving Facility Maturity Date. Each Trade Letter of Credit shall expire on the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or (y) the date five Business Days prior to the Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of a Alternate Currency Letter of Credit, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the third Business Day after the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the

Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving

L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided, that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Credit Suisse) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower; provided, that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Revolving Facility

Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans. (a) Subject to the other paragraphs of this Section, (i) the Borrower shall repay Term B Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”):

Date	Amount of Term B Borrowings to Be Repaid
December 31, 2006	$712,500.00
March 31, 2007	$712,500.00
June 30, 2007	$712,500.00
September 30, 2007	$712,500.00
December 31, 2007	$712,500.00
March 31, 2008	$712,500.00
June 30, 2008	$712,500.00
September 30, 2008	$712,500.00
December 31, 2008	$712,500.00
March 31, 2009	$712,500.00
June 30, 2009	$712,500.00
September 30, 2009	$712,500.00
December 31, 2009	$712,500.00
March 31, 2010	$712,500.00
June 30, 2010	$712,500.00
September 30, 2010	$712,500.00
December 31, 2010	$712,500.00
March 31, 2011	$712,500.00
June 30, 2011	$712,500.00
September 30, 2011	$712,500.00
December 31, 2011	$712,500.00
March 31, 2012	$712,500.00
June 30, 2012	$712,500.00
September 30, 2012	$712,500.00
December 31, 2012	$712,500.00
March 31, 2013	$712,500.00
June 30, 2013	$712,500.00
Term B Facility Maturity Date	$265,762,500.00

(ii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii) to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c) Prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Term Loans pro rata among the Term Facilities, with the application thereof (A) to reduce in direct order amounts due on the next twelve succeeding Term Loan Installment Dates under the applicable Term Facilities, and (B) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments under the applicable Term Facilities; provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 11:00 A.M. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower for application for any purpose not prohibited by this Agreement, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrowers may direct.

(d) Prior to any repayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid; provided that if there are any Declining Lenders with respect to any given mandatory prepayment pursuant to clause (c) above, then the amount of such mandatory prepayment that has not been declined shall be made on a pro rata basis to the then outstanding Term Loans being repaid, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of such repayment not later than 2:00 p.m., Local Time, (i) in the case of any mandatory prepayment under Section 2.11(b) or Section 2.11(c), five Business Days before the scheduled date of such prepayment (it being understood that in the case of mandatory prepayments under Section 2.11(b), such notice need not be given prior to the receipt of the applicable Net Proceeds) and (ii) (x) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (y) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term B Loans and Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans and Other Term Loans, if any (unless, with respect to Other Term Loans, the Incremental Assumption Agreement relating thereto does not so require). In the case of prepayments under Section 2.11(a), the Borrowers may in their sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Loans (other than Swingline Loans and ABR Loans) shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), which notice shall be irrevocable except to the extent conditioned on a refinancing of the Facilities.

(b) The Borrower shall apply all Net Proceeds promptly (taking into account any required notice period under Section 2.10(d)) upon receipt thereof to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Borrower may retain Net Proceeds pursuant to clause (b) of the definition thereof, provided, that the Total Net First Lien Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.00 to 1.00.

(c) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed, using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period of Term Loans (and with respect to the Excess Cash Flow Period ending December 31, 2007, plus the amount of any voluntary prepayments of Term Loans made prior to such Excess Cash Flow Period) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d) In the event and on such occasion that the total Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(f) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the total Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, (ii) the Revolving L/C Exposure exceeds the Letter of Credit Sublimit or (iii) the Revolving L/C Exposure with respect to all Alternative Currency Letters of Credit exceeds $20,000,000, the Borrower shall within 5 days of such Revaluation Date (A) prepay Revolving Facility Borrowings or Swingline Borrowings or (B) deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is 10 Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings three Business Days after the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, and (ii) to the Issuing Bank, annually in advance, (x) a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W 8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W 8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-81MY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-81MYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g) If the Administrative Agent or a Lender determines in good faith and in its sole discretion, that is has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the Loan Parties or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such

Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank; provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstance contemplated by this Section 2.19(c) and the Administrative Agent agrees to effectuate such assignment; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, so long as the other conditions for such assignment set forth in this Section 2.19 and in Section 9.04 have been satisfied, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.20. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Lender is a Lender, an Affiliate of a

Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5.0 million and a minimum amount of $25.0 million or equal to the remaining Incremental Amount), (ii) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments taken together shall not exceed $285,000,000, (iii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), (iv) in the case of Incremental Revolving Loan Commitments, whether such Incremental Revolving Loan Commitments are to be Revolving Loan Commitments or commitments to make revolving loans with pricing and/or amortization terms different from the Revolving Loans (“Other Revolving Loans”), and (v) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Term B Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term B Loans, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans, (iv) the Other Revolving Loans shall rank pari passu or junior in right of payment and of security with the Revolving Loans, (v) the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Facility Maturity Date and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Revolving Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, and (vi) the weighted average life to maturity of any Other Revolving Loans shall be no shorter than the remaining weighted average life to maturity of the Revolving Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the

Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders or Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term B Loans and Revolving Facility Loans and (iii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term B Loans, when originally made, are included in each Borrowing of outstanding Term B Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

ARTICLE III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. (a) The unaudited pro forma consolidated balance sheet and related consolidated statements of income and cash flows of the Borrower, together with its consolidated Subsidiaries (including the notes thereto) (the “Pro Forma

Financial Statements”) and pro forma adjusted EBITDA (the “Pro Forma Adjusted EBITDA”), for the fiscal year ending December 31, 2005, copies of which have heretofore been furnished to each Lender (via inclusion in the Information Memorandum), have been prepared giving effect (as if such events had occurred on such date) to the Transactions. Each of the Pro Forma Financial Statements and the Pro Forma Adjusted EBITDA has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2005, assuming that the Transactions had actually occurred at such date, and the results of operations of Borrower and its consolidated subsidiaries for the twelve-month period ended December 31, 2005, assuming that the Transactions had actually occurred on the first day of such twelve-month period.

(b) The audited combined balance sheets of the Coated and Supercalendered Papers Division of the Seller as at December 31, 2003, 2004 and 2005, and the related audited combined statements of income and cash flows for such fiscal years, reported on by and accompanied by a report from Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of the Coated and Supercalendered Papers Division of the Seller as at such date and the combined results of operations and cash flows of the Coated Supercalendered Papers Division of the Seller for the years then ended.

(c) The unaudited combined balance sheet of the Coated and Supercalendered Papers Division of the Seller as at March 31, 2006 and the related unaudited combined statements of income and cash flows for the three-month period ended March 31, 2006, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of the Coated and Supercalendered Papers Division of the Seller as at such date and the combined results of operations and cash flows of the Coated Supercalendered Papers Division of the Seller for such period (subject to normal year-end audit adjustments and the absence of footnotes).

SECTION 3.06. No Material Adverse Effect. Since December 31, 2005, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Borrower or its Subsidiaries have defaulted under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Acquired Business, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of Holdings, the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings in connection with the Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions) and, in the case of up to $10.0 million, plus any amount necessary to fund any working capital adjustment pursuant to the Purchase Agreement, of Revolving Facility Loans made on the Closing Date, to fund a portion of the consideration for the Acquisition. The Borrower will use the proceeds of the Term B Loans (a) to fund a portion of the merger consideration for the Acquisition, (b) to refinance the Refinanced Indebtedness and (c) to pay the Transaction Expenses.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(b) Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with

Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $20.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrower, Holdings, the Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof and (v) all of the written environmental assessments or audits conducted in 2006 in connection with the Acquisition of any property currently owned or leased by the Borrower or any of the Subsidiaries have been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Permitted Liens and Liens having priority by operation of law).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person.

(d) The Mortgages executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Permitted Liens.

(e) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises. (a) Schedule 3.18 correctly identifies, as of the Closing Date all material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on such Schedules.

(b) Schedule 3.18 lists correctly in all material respects, as of the Closing Date, all material Real Property leased by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them on such Schedules.

SECTION 3.19. Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) Neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.22. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.23. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

SECTION 3.24. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Additional Debt constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any Permitted Additional Debt constituting subordinated Indebtedness.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)(i) In the case of each Credit Event that occurs on the Closing Date, the conditions in Section 7.2(a) of the Purchase Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders, and only to the extent that Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement) shall be satisfied, and the representations and warranties made in Sections 3.01(b) and (d), 3.02(a), 3.03, 3.10, 3.11, 3.17 and 3.24 shall be true and correct in all material respects; and (ii) in the case of each other Credit Event, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) In the case of each Credit Event that occurs after the Closing Date, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) O’Melveny & Myers LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(d) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) that is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, which such security interest or deliverable shall be delivered within the time periods specified with respect thereto in Schedule 4.02(d)) and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(e) The Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the terms and conditions of the Acquisition as set forth in the Purchase Documents, without material amendment, supplement, modification or waiver thereof which is materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(f) The Equity Financing shall have been consummated.

(g) The Borrower shall have received gross cash proceeds of (i) 600.0 million from the issuance of the Second Lien Notes and (ii) $300.0 million from the incurrence of the issuance of the Senior Subordinated Notes.

(h) The terms and conditions of the Second Lien Notes and the Senior Subordinated Notes (including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination (in the case of the Senior Subordinated Notes), security (in the case of the Second Lien Notes), covenants, defaults and remedies) shall be as set forth in the Second Lien Notes Offering Memorandum and the Senior Subordinated Notes Offering Memorandum or otherwise reasonably satisfactory to the Administrative Agent.

(i) The Lenders shall have received the financial statements referred to in Section 3.05.

(j) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, Holdings shall have outstanding no Indebtedness and the Borrower and the Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Second Lien Notes, (iii) the Senior Subordinated Notes, and (iv) other Indebtedness permitted pursuant to Section 6.01.

(k) The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(l) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(m) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.02 of this Agreement.

(n) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the

Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 90 days (or such other time period as specified in the SEC’s rules and regulations for the filing of annual reports on Form 10-K), for each fiscal year (commencing with the fiscal year ending December 31, 2006), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, starting with the fiscal year ending December 31, 2006, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10 K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such other time period as specified in the SEC’s rules and regulations for the filing of quarterly reports on Form 10-Q) (or, in the case of the first fiscal quarter for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such fiscal quarter), for each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the

Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)(x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) commencing with the fiscal quarter ending March 31, 2007 (or December 31, 2006 in order to effect any change in the Pricing Grid), setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant, (iii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, and (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements (it being understood that consolidating financial statements shall not be requested until such time as the Borrower shall have filed a registration statement with the SEC with respect to the Second Lien Notes and/or the Senior Subordinated Notes), as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(h) in the event that (i) in respect of the Second Lien Notes or the Senior Subordinated Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent of Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant) will satisfy the requirements of such paragraphs.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Revolving Facility Loans and the Swingline Loans and request issuance of Letters of Credit solely for general corporate purposes; and use the proceeds of the Term B Loans and up to $10.0 million, plus any amount necessary to fund any working capital adjustment pursuant to the Purchase Agreement, of the Revolving Facility Loans to consummate the Acquisition and the other Transactions.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any owned Real Property (other than owned Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $3.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to Collateral Agent an updated Schedule 1.01B reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such owned Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $3.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, and a survey.

(d) If any additional direct or indirect Subsidiary of Holdings or the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary that is not an Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is the subject of such Subsidiary Redesignation), within five Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e) If any additional Foreign Subsidiary of Holdings is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(f)(i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease or that has an individual fair market value in an amount less than $3.0 million, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Equity Interests acquired after the Closing Date (other than Equity Interests in the Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person acquired issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, or (v) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien); provided, that, upon the reasonable request of the Collateral Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above.

SECTION 5.11. Rating. Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term B Loans.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the

Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements permitted by Section 6.12;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)(i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed the greater of $75.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $75.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(l) Indebtedness of the Borrower pursuant to (i) the Second Lien Notes in an aggregate principal amount that is not in excess of $600.0 million, (ii) the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $300.0 million, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in paragraph (1) of this Section 6.01, so long as the Guarantee of the Senior Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof is subordinated substantially on terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes, and so long as any Liens securing the Guarantee of the Second Lien Notes or any Permitted Refinancing

Indebtedness in respect thereof are subject to the Intercreditor Agreement, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01 (s) to the extent such Guarantees are permitted by 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Notes Indenture;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) Indebtedness consisting of Permitted Additional Debt and Permitted Refinancing Indebtedness in respect thereof so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to the issuance, incurrence or assumption of such Indebtedness and (iii) in the case of any Permitted Additional Debt that is secured, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Net Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 6.00 to 1.00;

(s) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $50.0 million outstanding at any time;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(b);

(w) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 30 consecutive days during each fiscal year of the Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $10.0 million);

(x) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (w) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of

Swap Agreements owed to a person that is a Lender or an Affiliate of a Lender at the time of entry into such Swap Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $10.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Borrower and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts;

(i) Liens securing Indebtedness permitted by Section 6.01(i);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j), provided, that such Liens, to the extent that they secure aggregate amounts of more than $50.0 million, shall be discharged within 60 days of the creation thereof;

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (k) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01;

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) such property and assets constituting Collateral shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $50.0 million at any time, (ii) such property and assets not constituting Collateral shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $25.0 million at any time and (iii) if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

(y) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(bb) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(cc) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(dd) (i) other Liens on assets that are not Collateral and (ii) other Liens of the type referred to in Section 6.02(i) that secure Indebtedness of the type referred to in Section 6.01(i) (without regard to the amount limitation set forth therein); provided that, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, incurred or permitted to exist on a Pro Forma Basis, the Total Net First Lien Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.00 to 1.00 and at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ee) Liens in favor of the Borrower or any Subsidiary Loan Party;

(ff) Liens securing obligations under the Second Lien Note Documents and any Permitted Refinancing Indebtedness in respect thereof, to the extent such Liens are subject to the Intercreditor Agreement; and

(gg) Liens on not more than $20.0 million of deposits securing Swap Agreements permitted to be incurred under Section 6.12.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired, and (b) with respect to any property owned by the Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Sections 6.01(h) and (i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $75.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing

Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b).

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b)(i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Closing Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of (1) $75.0 million and (2) 5.0% of Consolidated Total Assets (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.12;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Closing Date;

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (gg);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $105.0 million and 7.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any direct or indirect parent of Holdings);

(r) Investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiaries of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $20.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments in Foreign Subsidiaries not to exceed $20.0 million in the aggregate, as valued at the fair market value of such Investment at the time such Investment is made;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by Borrower and its Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) Investments arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower; provided that such Investments are not included in any determination of the Cumulative Credit; and

(cc) Investments in joint ventures not in excess of $20.0 million in the aggregate.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and shall not in the aggregate exceed, in any fiscal year of the Borrower, 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease or other disposition for which financial statements have been delivered pursuant to Section 5.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, Dividends permitted by Section 6.06 and purchases and leases permitted by Section 6.10;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, the greater of (x) $105 million and (y) 7.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (ii) no Default or Event of Default exists or would result therefrom, (iii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (iv) the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h) Permitted Business Acquisitions (including any merger or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(b); and

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Borrower, the greater of $105.0 million and 7.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (B) no Default or Event of Default exists or would result therefrom, (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (D) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $10.0 million or to other transactions involving assets with a fair market value of not more than the greater of $45.0 million and 3.0% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (iii), (a) the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be cash and (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) shall be deemed to be cash.

SECTION 6.06. Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a) any Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b), (v) (x) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may declare and pay dividends or make other distributions to the holders of Equity Interests of the Borrower (or to any direct or indirect parent of the Borrower or holders of Equity Interests in such parent); and (y) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may declare and pay dividends or make other distributions to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal tax return that includes the Borrower and its subsidiaries, in each case in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Borrower to be a taxpaying corporation and parent of a group if it is a Flow Through Entity) and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity);

(c) the Borrower may declare and pay dividends or make other distributions to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15.0 million (plus the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity of Holdings to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) the Borrower may pay dividends to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, that the Borrower and its Subsidiaries shall be in Pro Forma Compliance;

(f) the Borrower may pay dividends on the Closing Date to consummate the Transactions;

(g) the Borrower may pay dividends or distributions to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person; and

(h) after a Qualified IPO, the Borrower may pay dividends and make distributions to Holdings so that Holdings or any Parent Entity may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of Holdings or any Parent Entity.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower,

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger or consolidation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to the Transaction Documents and permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) dividends, redemptions and repurchases permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of disinterested members of the Board of Directors of the Borrower, in good faith,

(x) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) subject to paragraph (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by Second Lien Notes Offering Memorandum and the Senior Subordinated Notes Offering Memorandum, including fees to the Fund or any Fund Affiliate,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $2.5 million and 2.0% of EBITDA, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 2.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) a transaction fee of not more than $10.0 million to be paid to the Fund or a Fund Affiliate in connection with the Transactions on the Closing Date, plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A) (1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates (the “Fund Termination Fee”); provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale, transfer of Equity Interests of Borrower to Holdings and capital contributions by Holdings to Borrower,

(xvi) the issuance of Equity Interests to the management of Holdings, the Borrower or any Subsidiary in connection with the Transaction,

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, or

(xviii) transactions pursuant to any Permitted Receivables Financing.

(xix) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Board of Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xxi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05;

(xxiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries or the Purchase Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under the Senior Subordinated Notes or any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings permitted by Section 6.01(l) or (r), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of

Holdings or any of its direct or indirect parents; and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $50.0 million and (y) the Cumulative Credit; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Second Lien Notes, the Senior Subordinated Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Permitted Additional Debt or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Subordinated Note Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party; or

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary.

SECTION 6.10. Capital Expenditures. Permit Borrower or the Subsidiaries to make any Capital Expenditure, except that:

(a) During any fiscal year the Borrower and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof (excluding expenditures pursuant to subsections 6.10(b) and (c)) does not exceed the sum of (i) the greater of $125.0 million and 8.5% of Consolidated Total Assets as of the last day of the immediately preceding fiscal year and (ii) 8.5% of Acquired Assets for such fiscal year.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference may be carried forward and used to make Capital Expenditures in any succeeding fiscal year.

(c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), the Borrower and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Capital Expenditure that the Borrower elects to apply to this Section 6.10(c).

SECTION 6.11. Total Net First Lien Leverage Ratio. Permit the Total Net First Lien Leverage Ratio on the last day of any fiscal quarter (beginning with the fiscal quarter ended December 31, 2006) to exceed 3.25 to 1.00.

SECTION 6.12. Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any Subsidiary and (d) Swap Agreements entered into in order to swap currency in connection with funding the business of Holdings, the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 6.13. No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Notes Indenture or any indenture governing the Permitted Additional Debt that are subordinated to the Obligations or any Permitted Refinancing thereof or of the Senior Subordinated Notes other than (a) the Obligations under this Agreement and the other Loan Documents, and (b) the Second Lien Notes.

SECTION 6.14. Fiscal Year; Accounting. In the case of the Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

ARTICLE VIA

Holdings Covenants

Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e) or (k)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge with any other person in a transaction in which Holdings is the surviving person, (c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower, (d) Holding shall not engage in any business or business activity other than (i) ownership of the Equity Interests in the Borrower, together with activities related thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, and any Indebtedness permitted to be incurred by Holdings, and other customary obligations incidental to its existence and ownership of the Equity Interests in the Borrower (including, without limitation, Guarantees of obligations (other than Indebtedness for borrowed money) of the Borrower and the Subsidiary Loan Parties in the ordinary course of the operation of the Borrower’s or such Subsidiary Loan Party’s business, to the extent such Guarantee is also given in the ordinary course of business), (iii) issuance of Equity Interests, (iv) financing activities (including Guarantees of Indebtedness of the Borrower and/or its Subsidiaries permitted by Section 6.01) and (v) as otherwise required by law and (e) Holdings shall comply with Sections 5.05, 5.06, 5.07 and 5.10 as if each reference therein to the Borrower were a reference to Holdings.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan

Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 2.05(c), 5.01(a), 5.05(a) or 5.08 or in Article VI or Article VIA;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f)(i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)(i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)(i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by

Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(m)(i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Additional Debt constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any Permitted Additional Debt constituting subordinated Indebtedness, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 7.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c),

Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this paragraph (b), the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 8.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this

Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10. Agents and Arrangers. Neither the Syndication Agent, the Documentation Agents nor any of the Co-Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank and the Swingline Lender; provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the

Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans and (y) $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any entity previously identified in that certain letter provided on or prior to the date hereof from the Borrower to the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan B Commitment and Revolving Facility Commitment, and the outstanding balances of its Term Loans and Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, counsel for the Administrative Agent and the Co-Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of

Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Co-Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the

Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of the Syndication Agent, the Documentation Agent or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or

Incremental Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together,

shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

SECTION 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by

Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such

Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

VERSO PAPER FINANCE HOLDINGS LLC
VERSO PAPER HOLDINGS LLC

By:	/s/ Scott M. Kleinman
Name:	Scott M. Kleinman
Title:	President

CREDIT SUISSE, CAYMAN ISLANDS
as Administrative Agent and as a Lender

By:	/s/ James Morgan
Name:	James Morgan
Title:	Managing Director

By:	/s/ Napur Kumar
Name:	Napur Kumar
Title:	Associate

LEHMAN BROTHERS INC.,
as Syndication Agent, Joint Bookrunner and Co - Lead Arranger

By:	/s/ Laurie B. Perper
Name:	Laurie B. Perper
Title:	SVP

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Bookrunner

By:	/s/ Joseph Adipietro
Name:	JOSEPH ADIPIETRO
Title:	MANAGING DIRECTOR

BANC OF AMERICA SECURITIES LLC,
as Co-documentation Agent

By:	/s/ Jeffrey J. McLane
Name:	Jeffrey J. McLane
Title:	Principal

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ David H. Strickert
Name:	David H. Strickert
Title:	Senior Vice President

CITICORP NORTH AMERICA, INC.,
as Lender

By:	/s/ Svetoslav Nikov
Name:	Svetoslav Nikov
Title:	Vice President

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN as lender

By:	/s/ Bernd Franke
Name:	Bernd Franke
Title:	Senior Vice President

By:	/s/ James A. Kyprios
Name:	James A. Kyprios
Title	Vice President

Fifth Third Bank, an Ohio Banking Corporation,
as Lender

By:	/s/ Robert M. Sander
Robert M. Sander
Vice President

First Tennessee Bank National
Association ,
as Lender

By:	/s/ James H. Moore, Jr.
Name:	James H. Moore, Jr.
Title:	Senior Vice President

Commitment:	Term Loan- $10,000,000

Revolver Loan- $15,000,000

General Electric Capital Corporation
,
as Lender

By:	/s/ Robert M. Kadlick
Name:	Robert M. Kadlick
Title:	Duly Authorized Signatory

ISRAEL DISCOUNT BANK OF NEW YORK
as Lender

By:	/s/ Andy Ballta
Name:	Andy Ballta
Title:	First Vice President

By:	/s/ Ronald Bongiovanni
Name:	Ronald Bongiovanni
Title:	Senior Vice President

LaSalle Bank National Association,
as lender

By:	/s/ Van M. Brandenburg
Name:	Van M. Brandenburg
Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.,
as Lender

By:	/s/ Laurie B. Perper
Name:	Laurie B. Perper
Title:	Authorized Signatory

Mizuho Corporate Bank, Ltd.,
as lender

By:	/s/ James Fayen
Name:	James Fayen
Title:	Deputy General Manager

NATIONAL CITY BANK ,
as Lender

By:	/s/ Tony J. Daher
Name:	Tony J. Daher
Title:	Vice President

North Fork Business Capital Corporation,
as Lender

By:	/s/ Steve Goetschius
Name:	Steve Goetschius
Title:	Senior VP

RZB Finance LLC,
as Lender

By:	/s/ John A. Valiska
Name:	JOHN A. VALISKA
Title:	First Vice President

By:	/s/ Christoph Hoedl
Name:	CHRISTOPH HOEDL
Title:	Group Vice President

Sumitomo Mitsui Banking Corporation,
as Lender

By:	/s/ Leo E. Pagarigan
Name:	Leo E. Pagarigan
Title:	Joint General Manager

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of August 1, 2006 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, LEHMAN BROTHERS INC., as syndication agent (in such capacity, the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents (in such capacities, the “Co-documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(iv) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. Pursuant to Section 9.04(b)(ii)(B) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500, (ii) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.17 of the Credit Agreement, duly completed and executed by such Assignee and (iii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire.

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Commitment	Principal Amount Assigned[1]	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Revolving Facility Loans/Commitments	$	%
Term B Loans/Commitments	$	%

[Remainder of page intentionally left blank]

[1]	Amount of Commitments and/or Loans assigned is governed by Section 9.04 of the Credit Agreement.

The terms set forth above are hereby agreed to:	Accepted */[2]

, as Assignor	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Swingline Lender

by:	By:
Name:	Name:
Title:	Title:

[CREDIT SUISSE, CAYMAN ISLANDS BRANCH]
, as Assignee	as Issuing Bank

by:	By:
Name:	Name:
Title:	Title:

VERSO PAPER HOLDINGS, LLC, as Borrower [3]
By:
Name:
Title:

*/ To be completed to the extent consents are required under Section 9.04(b)(i) of the Credit Agreement.

[2]

Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and consent of the Issuing Bank and the Swingline Lender shall not be required for an assignment of all or any portion of a Term Loan.

[3]

Consent of the Borrowers shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person.

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

August 1, 2006

This Solvency Certificate is delivered pursuant to Section 4.02(k) of the Credit Agreement dated as of August 1, 2006 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Verso Paper Finance Holdings LLC, a Delaware limited liability company (“Holdings”), Verso Paper Holdings LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (“Lenders”), Credit Suisse, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Lehman Brothers Inc., as syndication agent, and Citigroup Global Markets Inc. and Banc of America Securities LLC, as co-documentation agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

4. As of the date hereof, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its Subsidiaries will, in consummating the Transactions, hinder, delay or defraud either present or future creditors or any other person to which any Loan Party is or will become indebted.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

VERSO PAPER HOLDINGS LLC

By:
Name:	Robert Mundy
Title:	Chief Financial Officer

Signature page to the Solvency Certificate

EXHIBIT C-1

FORM OF BORROWING REQUEST

Date:1                     ,

To:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement dated as of August 1, 2006 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party thereto (“Lenders”), LEHMAN BROTHERS INC., as syndication agent (in such capacity, the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents (in such capacities, the “Co-documentation Agents”) and together with the Administrative Agent and Syndication Agent, the “Agents”).

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you of the Borrowing specified below:

1.	The Borrowing will be a Borrowing of Loans.[2]

2.	The Business Day of the proposed Borrowing is: .

3.	The aggregate amount of the proposed Borrowing is: $ .

4.	The Borrowing is comprised of $ of ABR Loans and $ of the Eurocurrency Loans.

[1]

Must be received by the Administrative Agent prior to 12:00 noon, Local Time (a) three (3) Business Days prior to the proposed Borrowing in the case of a Eurocurrency Borrowing and (b) one (1) Business Day before the date of the proposed Borrowing, in the case of an ABR Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.

[2]	Revolving Facility Loans, Other Revolving Loans, Term B Loans or Other Term Loans.

5.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the Borrowing shall be months.

6.	The location and number of the account to which the proceeds of such Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

[(A) The representations and warranties made in Sections 3.01(b) and (d), 3.02(a), 3.03, 3.10, 3.11, 3.17 and 3.24 shall be true and correct in all material respects;]3

[(A) The representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects, in each case on and as of the date hereof as though made on and as of the date hereof, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agents and the Lenders have been notified by the Borrowers that any representation or warranty is not correct and the applicable Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and]

(B) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default.4

[3]	For each Credit Event that occurs on the Closing Date.
[4]	For each other Credit Event.

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above.

VERSO PAPER HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT C-2

FORM OF SWINGLINE BORROWING REQUEST

Date:1                         ,

To:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement dated as of August 1,2006 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party thereto (“Lenders”), LEHMAN BROTHERS INC., as syndication agent (in such capacity, the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents (in such capacities, the “Co-documentation Agents”) and together with the Administrative Agent and Syndication Agent, the “Agents”).

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you of the Swingline Borrowing specified below:

1.	The Business Day of the proposed Swingline Borrowing is: .

2.	The aggregate amount of the proposed Swingline Borrowing is: $ .

3.	The location and number of the account to which the proceeds of such Swingline Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Swingline Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

[1]

Notification must be received by the Administrative Agent and the Swingline Lender by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of the proposed Swingline Borrowing.

(A) The representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects, in each case on and as of the date hereof as though made on and as of the date hereof, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agents and the Lenders have been notified by the Borrowers that any representation or warranty is not correct and the Majority Lenders under the Revolving Facility have explicitly waived in writing compliance with such representation or warranty; and

(B) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default.

This Swingline Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above.

VERSO PAPER HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Date:1                         ,

To:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement dated as of August 1, 2006 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party thereto (“Lenders”), LEHMAN BROTHERS INC., as syndication agent (in such capacity, the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents (in such capacities, the “Co-documentation Agents”) and together with the Administrative Agent and Syndication Agent, the “Agents”).

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection such Borrower specifies the following information with respect to such election:

1.	Borrowing to which this request applies: .[2]

2.	Date of election (which shall be a Business Day): .

3.	After the conversion or continuation of the Loans, the resulting Borrowing in respect of the Loans will be [an ABR] [a Eurocurrency] Borrowing.

4.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the election shall be months.

[1]

The applicable Borrower must notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy of this form to the Administrative Agent.

[2]

If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs 3 and 4 shall be specified for each resulting Borrowing).

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above.

VERSO PAPER HOLDINGS, LLC

By:
Name:
Title:

Signature page to the Borrowing Request

EXHIBIT E

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF RENTS AND LEASES AND FIXTURE FILING

by and from

[                    ], a [                            ],

“Mortgagor”

to

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, in its capacity as Agent,

“Mortgagee”

Effective as of [                    ], 2006

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Real Estate Department

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is effective as of [            ], 2006 by and from [                    ], a [                    ] (“Mortgagor”), whose address is [                                ] to CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at 11 Madison Avenue, New York, New York 10010 (Agent, together with its successors and assigns, “Mortgagee”).

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as of even date herewith, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Verso Paper Finance Holdings LLC, a Delaware limited liability company (“Holdings”), Verso Paper Holdings, LLC, a Delaware limited liability company (“Borrower”), the Lenders party thereto, the Agent and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:

(a) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(b) “Guarantee”: That certain Guarantee and Collateral Agreement by and among Holdings, the Borrower, the guarantors referred to therein (including Mortgagor) and the Agent, dated as of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(c) “Indebtedness”: (1) All indebtedness of Mortgagor and Borrower to Mortgagee or any of the other Secured Parties under the Credit Agreement, the Guarantee or any other Loan Document, including, without limitation (except as otherwise set forth in Section 2.03 of the Guarantee), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions

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of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor or Borrower to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its Affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the Credit Agreement including, without limitation, those under the revolving credit facility contained therein.

(d) “Intercreditor Agreement”: The Intercreditor Agreement dated the date hereof between the Mortgagee and Wilmington Trust Company, mortgagee under the Second Lien Mortgage.

(e) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with all timber to be cut and any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any

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Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(f) “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor or Borrower under the Credit Agreement, the Guarantee and the other Loan Documents to which it is a party.

(g) “Permitted Liens”: Liens described in Section 6.02 of the Credit Agreement.

(h) “Second Lien Mortgage”: Second Lien Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated the date hereof by Mortgagor in favor of Wilmington Trust Company, as collateral agent for the holders of Borrower’s Second Priority Senior Secured Fixed Rate Notes due 2014 and Borrower’s Second Priority Senior Secured Floating Rate Notes due 2014.

(i) “UCC”: The Uniform Commercial Code of Maine or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than Maine, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

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ARTICLE 2.

GRANT

Section 2.1 Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

ARTICLE 3.

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

Section 3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including, if applicable, the requirement of providing a bond or other security reasonably satisfactory to Mortgagee).

Section 3.3 Payment and Performance. Mortgagor shall cause Borrower to pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform or cause Borrower to perform the Obligations in full when they are required to be performed.

Section 3.4 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for its protection, maintenance or repair or is replaced with Fixtures or Personalty of equal or better suitability and value or is otherwise permitted to be removed by the Credit Agreement.

4

Section 3.5 Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor (other than in the case of an emergency or if an Event of Default shall have occurred and is continuing), to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property.

Section 3.6 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant to the Credit Agreement.

(b) Condemnation Awards. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Mortgagor shall cause all Condemnation Awards to be applied in accordance with Section 2.10(c)(i) of the Credit Agreement.

(c) Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies, upon the request of Mortgagee, to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly. Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property to be applied in accordance with Section 2.10(c)(i) of the Credit Agreement.

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ARTICLE 4.

DEFAULT AND FORECLOSURE

Section 4.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without

6

notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or

7

providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 4.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b) to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Mortgagee in its sole discretion may determine; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

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Section 4.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 4.9, or otherwise under this Mortgage or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all reasonable expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 5.

ASSIGNMENT OF RENTS AND LEASES

Section 5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to

9

receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

Section 5.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 6.

SECURITY AGREEMENT

Section 6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents,

10

Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Guarantee with respect to the collateral covered both therein and herein, the Guarantee shall control and govern to the extent of any such conflict or inconsistency.

Section 6.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of Delaware. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 6.3 Fixture Filing and Financing Statement for Timber to Be Cut. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures and a financing statement covering all of the Mortgaged Property which is or is to become timber to be cut. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures and the timber to be cut hereby

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secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property and the employer identification number of Mortgagor is 75-3217400.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 9.01 of the Credit Agreement.

Section 7.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 7.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by

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Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3.

Section 7.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 7.5 No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 7.6 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 7.7 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.8 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 7.9 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 7.10 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

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Section 7.11 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 7.12 Mortgagee as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed

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Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

Section 7.13 Intercreditor Agreement. In the event of any conflict between the provisions of this Mortgage and the terms and provisions of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall govern and control. Until the discharge or release of the Second Lien Mortgage, all rights and remedies of the Mortgagee for any breach of any covenant contained herein or upon any Event of Default, whether at law, pursuant to this Mortgage, or otherwise, shall be exercised in accordance with the provisions of the Intercreditor Agreement.

ARTICLE 8.

LOCAL LAW PROVISIONS

Section 8.1 Written Trust Agreement. The portions of the Credit Agreement dealing with the Agent are intended to constitute a written trust agreement for purposes of 33 MRSA Section 851.

Section 8.2 Mortgage Discharge. Pursuant to 33 M.R.S.A. Section 551, Mortgagee shall, within 60 days after full performance of the conditions of this Mortgage, record a valid and complete release of this Mortgage together with any instrument of assignment necessary to establish Mortgagee’s record ownership of this Mortgage.

Section 8.3 No Waiver of Foreclosure. Mortgagor agrees for itself, its successors and assigns, that the acceptance, before the expiration of the right of redemption and after the commencement of foreclosure proceedings of this Mortgage, of insurance proceeds, eminent domain awards, rents or anything else of value to be applied on or to the mortgage indebtedness by Mortgagee or any person or party holding under it shall not constitute a waiver of such foreclosure, and this agreement by Mortgagor shall be that agreement referred to in 14 M.R.S.A. ‘ 6204, as the same may be amended, as necessary to prevent such waiver of foreclosure. This agreement by Mortgagor is intended to apply to the acceptance and such application of any such proceeds, awards, rents and other sums or anything else of value whether the same shall be accepted from, or for the account of, Mortgagor or from any other source whatsoever by Mortgagee or by any person or party holding under Mortgagee at any time or times in the future while any of the Obligations shall remain outstanding.

Section 8.4 Statutory Condition; Power of Sale. THIS MORTGAGE is on the STATUTORY CONDITION and upon the further condition of full and seasonable compliance of Mortgagor with all of the preceding terms, conditions, covenants and agreements, for any breach of which: (a) Mortgagor shall be in default hereunder, (b) Mortgagee shall have the right of foreclosure and any and all other rights and remedies given to a mortgagee and secured party under the law of Maine, this Mortgage and any

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document it secures; and (c) Mortgagee and Mortgagee’s successors and assigns shall also have THE STATUTORY POWER OF SALE pursuant to the applicable provisions of Titles 14 and 33 of the Maine Revised Statutes of 1964, as said Statutes have been and shall be amended, and in connection therewith, Mortgagor acknowledges that this Mortgage secures a loan or loans for business and commercial purposes and is given primarily for a business, commercial or agricultural purpose.

Section 8.5 No Oral Agreements. No modification to this Mortgage shall be effective unless it is in writing and signed by the party against whom such modification is to be enforced. Mortgagor acknowledges that, in order to maintain an action against Mortgagee with respect to a promise, contract or agreement to lend money, extend credit, forbear from collection of a debt or make any other accommodation for the repayment of a debt, such promise, contract or agreement (or some memorandum or note thereof) must be both (a) in writing; and (b) signed by Mortgagee.

Section 8.6 Open-End Mortgage. This Mortgage is an open-end mortgage which secures existing indebtedness, “future advances”, “protective advances” and “contingent obligations” as such terms are defined in 33 M.R.S.A. ‘ 505. The maximum aggregate amount of all debts or obligations secured by this Mortgage, including future advances but excluding protective advances, shall not at any time exceed the total amount of $485,000,000. This Mortgage shall also secure contingent obligations in the maximum amount of $485,000,000. The future advances secured hereby shall be made to or for the account of Mortgagor and may be made under the Note or any of the other Loan Documents, as the same may be amended, or may be made pursuant to promissory notes, line of credit agreements or other instruments evidencing such future advances which may be hereafter executed and delivered by Mortgagor to Mortgagee. In the event that any notice described in subsections 5(A) or 5(B) of 33 M.R.S.A. ‘ 505 is recorded or is received by Mortgagee, any commitment, agreement or obligation to make future advances to or for the benefit of Mortgagor shall immediately cease and, at Mortgagee’s option, any such notice shall constitute an Event of Default hereunder.

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],

a [ ]

By:
[ ]
Its: [ ]

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STATE OF [                    ]

COUNTY OF [                    ]         SS.                                                                                                                           [                     ], 2006

Then personally appeared the above named [                    ], in his capacity as [                    ] of [                                ], a [                                ] and acknowledged the foregoing instrument to be his free act and deed in said capacity and the free act and deed of said limited liability company.

Before me ,

Notary Public

Printed Name
My commission expires:

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EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located in [                    ] County, [                    ]:

[See Attached Page(s) For Legal Description]

EXHIBIT B

PERMITTED ENCUMBRANCES

EXHIBIT F

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

Dated and effective as of August 1, 2006,

among

VERSO PAPER FINANCE HOLDINGS LLC

VERSO PAPER HOLDINGS LLC

as Borrower

each Subsidiary of the Borrower

identified herein,

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

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Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Filing Jurisdictions
Schedule V	Commercial Tort Claims
Schedule VI	Matters Relating to Accounts and Inventory

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of August 1, 2006 (this “Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”) each Subsidiary of the Borrower identified on Schedule I or otherwise identified herein as a party (each, a “Subsidiary Party”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of August 1, 2006 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the LENDERS party thereto from time to time, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, LEHMAN BROTHERS INC., as syndication agent, and CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Bucksport Co-Gen Assets” means all right, title and interest of CMP Bucksport LLC in, to and under the Amended and Restated Co-Owners Ownership, Operating & Mutual Sales Agreement by and between Champion International Corporation and Bucksport Energy LLC, including without limitation any ownership interests as tenants in common in the property rights established pursuant thereto.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, enabling the Administrative Agent to obtain “control” (within the meaning of the New York UCC) of any such accounts, in form and substance reasonably satisfactory to the Administrative Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Minority Interests” means any Equity Interests owned by CMP Holdings LLC in each of (a) Androscoggin Reservoir Company and (b) Gulf Island Oxygenation Project L.P., provided that such Equity Interests shall constitute Excluded Minority Interest only for so long as they are subject to an enforceable contractual obligation (including, for this purpose, rights of first refusal) restricting the grant of a security interest therein.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property (but excluding “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under

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Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Guarantors” means Holdings and the Subsidiary Parties.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Administrative Agent.

“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule III hereto.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

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“Obligations” means (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into and (c) the due and punctual payment and performance of all obligations of the Borrower and any of its Subsidiaries in respect of overdrafts and related liabilities and/or arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, netting, ACH services and other cash management arrangements), in each case owed to a counterparty that is a Lender or an Affiliate of a Lender at the time the arrangements governing such obligation is entered into.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in- part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Permitted Liens” means any Lien permitted by Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean the Borrower and each Guarantor.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each counterparty to any Swap Agreement entered into with a Loan Party the obligations under which constitute Obligations, (e) each counterparty to any cash management or similar obligation described in clause (c) of the definition of Obligations entered into with a Loan Party, (f) the beneficiaries of each indemnification obligation undertaken by any Loan

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Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement, and any Subsidiary that becomes a party hereto pursuant to Section 7.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

ARTICLE II

GUARANTEE

Section 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

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Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

Section 2.03. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.15 and except as provided in Section 2.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations),

(vi) any illegality, lack of validity or enforceability of any Obligation,

(vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation,

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(viii) the existence of any claim, set-off or other rights that the Guarantors may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

(ix) any action permitted or authorized hereunder, or

(x) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantors or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

Section 2.05. Agreement To Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other

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Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this guarantee or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Administrative Agent and each Lender hereby confirms that it is the intention of all such Persons that this guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to thus guarantee and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Party under this guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guarantee not constituting a fraudulent transfer or conveyance.

Section 2.08. Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower and Holdings are required to be made pursuant to the terms of Section 2.17 of the Credit Agreement. The provisions of Section 2.17 of the Credit Agreement shall apply to each Guarantor mutatis mutandis.

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ARTICLE III

PLEDGE OF SECURITIES

Section 3.01. Pledge. As security for the payment or performance, as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) the issued and outstanding voting Equity Interests of any Foreign Subsidiary directly owned by such Pledgor, to the extent the pledge of any such Equity Interests would cause more than 65% of the outstanding voting Equity Interests of such Foreign Subsidiary to be pledged hereunder, (ii) to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests of a Subsidiary to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate applicable law or an enforceable contractual obligation binding on or relating to such Equity Interests, or (iv) any Equity Interests of a person that is not directly or indirectly a Subsidiary, as to which Article IV shall apply; (b)(i) the debt obligations listed opposite the name of such Pledgor on Schedule II, (ii) any debt securities in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.05 hereof, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Pledgor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $5.0 million (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management

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operations and intercompany sales of Holdings, the Borrower and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to such Pledgor by any person to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Administrative Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(b), (c), (f), (h) or (i) of the Credit Agreement unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Administrative Agent, for the ratable benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement, or (ii) delivered pursuant to Section 3.02(b);

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (other than with respect to Pledged Stock consisting of membership interests of limited liability companies to the extent provided in Sections 18-502 and 18-607 of the Delaware Limited Liability Company Act) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

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creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement and the Foreign Pledge Agreements, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any foreign stock covered by a Foreign Pledge Agreement) are delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement and a financing statement covering such Pledge Securities is filed in the appropriate filing office, the Administrative Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Liens permitted under the Credit Agreement, as security for the payment and performance of the Obligations;

(h) each Pledgor that is an issuer of the Pledged Collateral confirms that is has received notice of the security interest granted hereunder;

(i) as of the Closing Date, none of the Equity Interests in limited liability companies or partnerships that is pledged by the Pledgors hereunder constitutes a security under

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Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction; and

(j) the Pledgors shall not amend, or permit to be amended, the limited liability company agreement (or operating agreement or similar agreement) or partnership agreement of any Subsidiary of any Loan Party whose Equity Interests are, or are required to be, Collateral in a manner to cause such Equity Interests to constitute a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction unless such Loan Party shall have first delivered 10 days written notice to the Administrative Agent and shall have taken all actions contemplated hereby and as otherwise reasonably required by the Administrative Agent to maintain the security interest of the Administrative Agent therein as a valid, perfected, first priority security interest.

Section 3.04. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Administrative Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

Section 3.05. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, that, except as permitted under the Credit Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose

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of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Borrower of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Administrative Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that even after the occurrence of an Event of Default, any Pledgor may continue to exercise dividend and distribution rights solely to the extent permitted under subclause (i), subclause (iii) and subclause (v) of Section 6.06(b) of the Credit Agreement. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02 hereof. After all Events of Default have been cured or waived and the Borrower has delivered to the

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Administrative Agent a certificate to that effect, the Administrative Agent shall promptly release to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Borrower of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

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(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Commercial Tort Claims;

(xii) (1) Securities Accounts, (2) Financial Assets credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held any Securities Account or Deposit Account and (4) all other money in the possession of the Administrative Agent;

(xiii) all timber to be cut;

(xiv) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

(xv) all books and records pertaining to the Article 9 Collateral; and

(xvi) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) (i) the Bucksport Co-Gen Assets, (ii) the Excluded Minority Interests, (iii) any Equity Interests acquired after the Closing Date in a Person that is not a Subsidiary if, and to the extent that, and for so long as, a grant of a security interest in such Equity Interests would violate applicable law or an enforceable contractual obligation binding on or relating to such Equity Interests (if such obligation exited at the time of acquisition of such Equity Interests and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests), and (iv) any assets acquired after the Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness pursuant to Section 6.01(i) of the Credit Agreement that is secured by a Permitted Lien), (c) any property excluded from the definition of Pledged Collateral by virtue of the proviso to Section 3.01 hereof (other than Section 3.01(a)(iv)), (d) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose or (e) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default

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under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

(b) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings and filings with respect to timber to be cut) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Administrative Agent promptly upon request, including providing within 30 days of any reasonable request therefor legal descriptions of real property (other than real property subject to a Mortgage) on which timber to be cut of such Pledgor is located.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Administrative Agent as secured party. Notwithstanding anything to the contrary herein, no Pledgor shall be required to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Pledgor constituting Patents, Trademarks or Copyrights.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything to the contrary in this Agreement or the Credit Agreement, none of the Pledgors shall be required to enter into any Control Agreement with respect to any cash or Deposit Account or (except as otherwise provided in Section 4.04(b)) any Securities Account.

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Section 4.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

(b) The information set forth in the Schedules attached hereto is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Administrative Agent for filing in each governmental, municipal or other office specified in Schedule IV (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement) and in each relevant governmental, municipal or other office pertaining to real property for which a legal description is provided pursuant to Section 4.01(b) constitute all the filings, recordings and registrations (except to the extent that filings are required to be made in the United States Patent and Trademark Office and the United States Copyright Office, or any similar office in any other jurisdiction, in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Administrative Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than the Uniform Commercial Code financings statements referred to above, and other than such actions as are

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necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $2.0 million as of the Closing Date except as indicated on Schedule V.

(f) Except as set forth in Schedule VI, as of the Closing Date, all Accounts have been originated by the Pledgors and all Inventory has been produced or acquired by the Pledgors in the ordinary course of business.

(g) As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to the best of each Pledgor’s knowledge:

(i) The Intellectual Property Collateral set forth on Schedule III includes all of the material Patents, Trademarks, Copyrights and IP Agreements owned by such Pledgor as of the date hereof.

(ii) The Intellectual Property Collateral is subsisting and, to the best of such Pledgor’s knowledge, has not been adjudged invalid or unenforceable in whole or part (except for office actions issued in the ordinary course by the United States Patent and Trademark Office or any similar office in any foreign jurisdiction), and to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be

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expected to have a Material Adverse Effect. Such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii) Such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv) With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) to the knowledge of such Pledgor, neither such Pledgor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, no Pledgor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

Section 4.03. Covenants. (a) Each Pledgor agrees to provide at least 10 days’ prior written notice to Administrative Agent of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its “location” (determined as provided in UCC Section 9-307). Each Pledgor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

(b) Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of

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the Administrative Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Administrative Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after the Borrower has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Pledgor from

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the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Pledgor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement and the other provisions hereof. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement and the other provisions hereof.

(h) None of the Pledgors will, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted under the Credit Agreement.

(i) Each Pledgor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Administrative Agent and shall be additional Obligations secured hereby.

Section 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the ratable

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benefit of the Secured Parties, the Administrative Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article III, if any Pledgor shall at any time hold or acquire any Certificated Security constituting Pledged Collateral or Article 9 Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Administrative Agent of such uncertificated securities and (i) upon the Administrative Agent’s reasonable request or (ii) upon the occurrence and during the continuance of an Event of Default, such Pledgor shall pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Administrative Agent as the registered owner of such security. If any security or other Investment Property, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $5.0 million now or hereafter acquired by any Pledgor is held by such Pledgor or its nominee through a securities intermediary or commodity intermediary, such Pledgor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Pledgor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such Investment Property, for the ratable benefit of the Secured Parties, with such Pledgor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Administrative Agent agrees with each of the Guarantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would

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occur. The provisions of this paragraph (b) shall not apply to any Financial Assets credited to a Securities Account for which the Administrative Agent is the securities intermediary.

(c) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $2.0 million, such Pledgor shall promptly notify the Administrative Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Credit Agreement: (a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use a copyright notice as provided by applicable copyright laws.

(d) Each Pledgor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Administrative Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the

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United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Administrative Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

ARTICLE V

REMEDIES

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor

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to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and

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such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent under any Loan Document in its capacity as such;

SECOND, to payment of all fees, indemnities and other amounts (other than principal and interest) payable to the Issuing Bank in its capacity as such and of any amount required to be paid to the Issuing Bank by any Revolving Facility Lender pursuant to Section 2.05(d), (e)(ii) and (h) of the Credit Agreement and not paid by such Revolving Facility Lender (which shall be payable to the Administrative Agent if the Administrative Agent advanced such payment to the Issuing Bank in anticipation of such payment by such Revolving Facility Lender and otherwise, to the Issuing Bank);

THIRD, to the payment in full of the Obligations (the amounts so applied to be (i) allocated between principal (or equivalent) and interest in the absolute discretion of the Administrative Agent and (ii) distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution, which in the case of Letters of Credit, shall be paid by deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash in U.S. Dollars equal to the aggregate Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon); and

FOURTH, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01. Indemnity. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 hereof), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor

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under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor (other than Holdings and the Borrower) (a “Contributing Guarantor”) agrees (subject to Section 6.03 hereof) that, in the event a payment shall be made by any other Guarantor (other than Holdings and the Borrower) hereunder in respect of any Obligation or assets of any other Guarantor (other than Holdings and the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 hereof to the extent of such payment.

Section 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 hereof and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made). No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Borrower with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and the Borrower shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower, any other Guarantor or any Subsidiary shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) to the extent subordination is required pursuant to the provisions of Section 6.01(e) of the Credit Agreement.

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ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

Section 7.02. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 7.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

29

Section 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent. The Administrative Agent hereunder shall at all times be the same person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to the Credit Agreement shall also constitute notice of resignation as the Administrative Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent pursuant hereto.

Section 7.06. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Pledgor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor.

Section 7.07. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Administrative Agent the attorney-in-fact of such Pledgor for the purpose of

30

carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.09. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent

31

shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.14. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the

32

nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.15. Termination or Release. (a) This Agreement, the guarantees made herein, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the Revolving L/C Exposure has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or otherwise ceases to be a Guarantor; provided that such portion of the Lenders as shall be required by the terms of the Credit Agreement to have consented to such transaction (to the extent such consent is required by the Credit Agreement) shall have consented thereto and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.15, the Administrative Agent shall execute and deliver to any Pledgor, at such Pledgor’s, expense all documents that such Pledgor shall reasonably request to evidence

33

such termination or release (including, without limitation, UCC termination statements) and will duly assign and transfer to such Pledgor such of the Pledged Collateral that may be in the possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided, that the Administrative Agent shall not be required to take any action under this Section 7.15(d) unless such Pledgor shall have delivered to the Administrative Agent together with such request, which may be incorporated into such request, (i) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral, and (ii) a certificate of a Responsible Officer of the Borrower or such Pledgor certifying that the transaction giving rise to such termination or release is permitted by the Credit Agreement and was consummated in compliance with the Loan Documents. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Administrative Agent.

Section 7.16. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by Section 5.10 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 7.17. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Secured Party, irrespective of whether or not Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

[Signature Page Follows]

34

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERSO PAPER FINANCE HOLDINGS LLC
VERSO PAPER HOLDINGS LLC
VERSO PAPER INC.
CMP HOLDINGS LLC
CMP ANDROSCOGGIN LLC
CMP BUCKSPORT LLC
CMP QUINNESEC LLC
CMP SARTELL LLC
NEXTIER SOLUTIONS CORPORATION

By:
Name: Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name: Title:

By:	Name: Title:

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of August 1, 2006 (the “Agreement”), made by the Pledgors parties thereto for the benefit of CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

The undersigned acknowledges that its Equity Interests (as defined in the Agreement) have been pledged pursuant to the terms of the Agreement and will comply with all actions that may be required of it pursuant to Section 3.05 and 4.04(c) of the Agreement.

[Signature on the following page]

IN WITNESS WHEREOF, the undersigned has duly executed this acknowledgement and consent as of the      day of August, 2006.

[NAME OF ISSUER]

By:
Name: Title:

Address for Notices:

Fax:

Exhibit I

to Guarantee and

Collateral Agreement

SUPPLEMENT NO.              dated as of                      (this “Supplement”), to the Guarantee and Collateral Agreement dated as of August 1, 2006 (the “Guarantee and Collateral Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”) each Subsidiary of the Borrower identified on Schedule I or otherwise identified herein as a party (each, a “Subsidiary Party”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined therein).

A. Reference is made to the Credit Agreement dated as of August 1, 2006 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the LENDERS party thereto from time to time, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, LEHMAN BROTHERS INC., as syndication agent, and CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-documentation agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C. The Pledgors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, a Guarantor and a Pledgor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, a Guarantor and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party, a Guarantor and a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Pledgor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Guarantor” a “Pledgor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all of the material Patents, Trademarks and Copyrights of the New Subsidiary as of the date hereof, (c) set forth on Schedule III attached hereto is a true and correct schedule of all Commercial Tort Claims of the New Subsidiary individually in excess of $2.0 million as of the date hereof and (d) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name: Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name: Title:

Schedule I

to Supplement No.              to the

Guarantee and

Collateral Agreement

Pledged Securities of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule II

to Supplement No.              to the

Guarantee and

Collateral Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

Schedule III

to Supplement No.              to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

PRIVILEGED & CONFIDENTIAL

SCHEDULES TO

$485,000,000

CREDIT AGREEMENT

Dated as of August 1, 2006,

Among

VERSO PAPER FINANCE HOLDINGS LLC,

VERSO PAPER HOLDINGS, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

LEHMAN BROTHERS INC.,

as Syndication Agent,

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC,

and

LEHMAN BROTHERS INC.,

as Joint Bookrunners

CREDIT SUISSE SECURITIES (USA) LLC

and

LEHMAN BROTHERS INC.

as Co-Lead Arrangers

NOTE: ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HAVE THE MEANINGS ASCRIBED THERETO IN THE CREDIT AGREEMENT.

SCHEDULE 1.01A

CERTAIN DOMESTIC SUBSIDIARIES

Bucksport Leasing LLC, a Delaware limited liability company.

SCHEDULE 1.01B

MORTGAGED PROPERTIES

NCS File	Facility Name	Town	County	State
212286	Mattawamkeag Woodyard	Mattawamkeag	Penobscot	Maine
196623	Androscoggin Mill	Jay	Franklin	Maine
196622	Bucksport Mill	Bucksport & Orland	Hancock	Maine
212274	Bucksport Mill	Bucksport & Orland	Hancock	Maine
196622-CAN	Canton, Canton & Dixfield	Canton, Canton & Dixfield	Oxford	Maine
196622-ISL	Lancaster or Tucker Island	Old Town	Penobscot	Maine
196622-TUR	Turner & Livermore Falls	Turner, Livermore Falls & Livermore	Androscoggin	Maine
212281	Farmington Woodyard	Farmington	Franklin	Maine
212280	Dover Woodyard	Dover-Foxcroft	Piscataquis	Maine
212277	Cherryfield Woodyard	Cherryfield	Washington	Maine
212287	Passadumkeag Woodyard	Passadumkeag	Penobscot	Maine
212282	Island Falls	Island Falls	Aroostock	Maine
196624-W	Niagara	Niagara	Dickinson	Michigan
212489	L’Anse Woodyard	L’Anse	Baraga	Michigan
212301	Ensign Woodyard	Ensign	Delta	Michigan
212488	Ishpeming Woodyard	Ishpeming	Marquette	Michigan
212491	Seymour Woodyard	Masonville	Delta	Michigan
212490	Marenisco Woodyard	Marenisco	Gogebic	Michigan
212299	Caffey Woodyard	Hendricks	Mackinac	Michigan
212306	Iron River Woodyard	Iron River	Iron	Michigan
196624	Quinnisec Mill		Dickinson	Michigan
196624-A	Norway	Norway	Dickinson	Michigan
196625-3	Miscellaneous Parcels	Sartell	Benton	Minnesota
196625	100 East Sartell Street	Sartell	Stearns	Minnesota
196625-1	Parcels East of Benton Drive	Sartell	Benton	Minnesota
196625-2	Mill Site	Sartell	Benton	Minnesota
212290	Freedom Woodyard	Freedom	Carroll	New Hampshire
212493	Pembine Woodyard	Pembine	Marinette	Wisconsin
212295	Ashland Woodyard	Ashland	Ashland	Wisconsin

SCHEDULE 1.01C

IMMATERIAL SUBSIDIARIES

Issuer	Issuer’s Jurisdiction of Incorporation/ Formation/Organization	Holder	Percent Owned
Bucksport Leasing LLC	Delaware	CMP Holdings LLC	100%
NexTier Solutions Corporation	California	CMP Holdings LLC	100%
Verso Paper Inc.	Delaware	Verso Paper Holdings LLC	100%

SCHEDULE 1.01D

REFINANCED INDEBTEDNESS

None.

SCHEDULE 2.01

COMMITMENTS

[To be provided by Credit Suisse]

SCHEDULE 3.01

ORGANIZATION AND GOOD STANDING

None.

SCHEDULE 3.04

GOVERNMENTAL APPROVALS

None.

SCHEDULE 3.07(b)

POSSESSION UNDER LEASES

1.	The Company owns a 28% tenancy-in-common interest in gas-fired generator, heat recovery steam generator and related buildings and equipment that is located in side the fence at the Bucksport Mill (the “Bucksport Energy Plant”). The other tenant-in-common owner is Bucksport Energy LLC (“BELLC”).

The ownership of the Bucksport Energy Plant is evidenced by:

•

Amended and Restated Co-Owners Ownership, Operating & Mutual Sales Agreement, between Champion International Corporation (the Company is successor by merger to Champion International Company) and BELLC, dated as of July 27, 1999, as amended by Amendment No. 1, also dated as of July 27, 1999 (the “Co-Owners Agreement”); and

•

Amended and Restated Ground Lease and Sublease, among Champion International Company as landlord, Bucksport Leasing LLC as sublessor, and Champion International Corporation and BELLC as co-owner subtenants, dated as of July 27, 1999, as amended by First Amendment to Amended and Restated Ground Lease and Sublease, dated as of February 28, 2001 (the “Ground Lease”).

2.	Pursuant to the Co-Owners Agreement, the Co-owners mutually agree not to effect a partition of the Energy Plant Assets. In addition, each Co-owner has granted the other a subordinated mortgage and security interest in such Co-owner’s rights and interests in the Bucksport Energy Plant, the Co-owners Agreement and the subtenants’ interest under the Ground Lease as security for the performance of its obligations under the Co-Owners Agreement.

SCHEDULE 3.07(c)

INTELLECTUAL PROPERTY

None.

SCHEDULE 3.08(a)

SUBSIDIARIES

Issuer	Issuer’s Jurisdiction of Incorporation/ Formation/Organization	Holder	Percent Owned
Verso Paper Inc.	Delaware	Verso Paper Holdings LLC	100%
CMP Holdings LLC	Delaware	Verso Paper Holdings LLC	100%
CMP Androscoggin LLC	Delaware	CMP Holdings LLC	100%
CMP Bucksport LLC	Delaware	CMP Holdings LLC	100%
CMP Quinnesec LLC	Delaware	CMP Holdings LLC	100%
CMP Sartell LLC	Delaware	CMP Holdings LLC	100%
NexTier Solutions Corporation	California	CMP Holdings LLC	100%
Bucksport Leasing LLC	Delaware	CMP Holdings LLC	100%

SCHEDULE 3.08(b)

SUBSCRIPTIONS

None.

SCHEDULE 3.13

TAXES

None.

SCHEDULE 3.16

ENVIRONMENTAL MATTERS

All of the permits for currently operating and closed landfills at the Real Property require the owner and operator to provide and maintain financial assurance for the operation, closure and post-closure operation of such landfills.

Clean Air Act Amendments of 1990, Maximum Achievable Control Technology for Boilers

Relevant Standard:	40 CFR 63 Subpart DDDDD

Compliance Date:	September 13, 2007

Units affected:	Androscoggin Mill – Waste Fuel Incinerator (WFI)

Bucksport Mill – No. 8 Boiler

Quinnesec Mill – Wood Refuse Boiler

Sartell Mill – B&W Boiler, Bros Boiler

Clean Air Act Amendments of 1990, Maximum Achievable Control Technology for Kraft Mills (MACT I, Phase II)

Relevant Standard:	40 CFR 63 Subpart S

Compliance Date:	April 17, 2007

Units affected:	Androscoggin Mill – HVLC Gas Collection System

Various terms and conditions set forth in the Androscoggin Wastewater Discharge Permit with deadlines for compliance subsequent to the Closing Date have not been met. See letter, May 1, 2006, M. Rowland, International Paper to B. DeHaas, Maine DEP, re: Schedule of Compliance N(3), Final Report. The same is true of the modifications to such permit proposed by the Maine Department of Environmental Protection on or about May 11, 2006.

The FERC licenses include provisions allowing the Secretary of the Interior to require fish ladders at the impoundments which are regulated by such licenses.

The mills have landfills which will be required to be closed at some point in the future, such closure will be regulated by Governmental Entities pursuant to Environmental Laws (as well as changes to such laws subsequent to the Closing Date), and post-closure requirements, including but not limited to maintenance, monitoring, and use restrictions, are likely to be imposed by the same authorities.

SCHEDULE 3.18

MATERIAL REAL PROPERTY

A. Material Owned Real Property

1.	Androscoggin Mill (on which PM1, PM2, PM3, PM4, PM5, a bleached softwood and hardwood kraft pulp line and a groundwood pulp line are situated) (including the Andro Slasher Woodyard)

2.	Bucksport Mill (on which PM4, PM5, PM1, PM2, TMP pulp line and groundwood pulp line are situated) (including the Bucksport Slasher Woodyard)

3.	Sartell Mill (on which PM3, PM2, PM1 and a TMP pulp line are situated) (Note: the building that houses the PM3 machine is not owned by IP)

4.	Quinnesec Mill (on which PM41, PM40 and a bleached hardwood kraft pulp line are situated)

5.	Bucksport Operations Sales and Procurement Office located in Bucksport, Maine

6.	Cherryfield Yard Woodyard, located in Cherryfield, Maine

7.	Dover Woodyard, located in Dover-Foxcroft, Maine

8.	Farmington Woodyard, located in Farmington, Maine

9.	Island Falls Woodyard, located in Farmington, Maine

10.	Mattawamkeag Woodyard, located in Mattawamkeag, Maine

11.	Passadumkeag Woodyard, located in Passadumkeag, Maine

12.	Freedom Woodyard, located in Freedom, New Hampshire

13.	Ashland Woodyard, located in Ashland, Wisconsin

14.	Caffey Woodyard, located in Caffey, Michigan

15.	Ensign Woodyard, located in Ensign, Michigan

16.	Iron River Woodyard, located in Iron River, Michigan

17.	Ishpeming Woodyard, located in Ishpeming, Michigan

18.	L’Anse Woodyard Property, located in L’Anse, Michigan

19.	Marenisco Woodyard, located in Marenisco, Michigan

20.	Seymour Woodyard, located in Rapid River, Michigan

21.	Pembine Woodyard, located in Pembine, Wisconsin

22.	Celotex Woodyard, located at L’Anse, Michigan

For the details relating to certain of the Owned Real Property, see the following title commitments issued by First American Title Insurance Company that were made available to Buyer or its representatives, and are incorporated herein by reference:

1.	Title Commitment and copies of underlying documents related to property in Turner, Livermore Falls and Livermore, Androscoggin County, Maine (effective date: May 17, 2006 at 4:00 pm);

2.	Title Commitment and copies of underlying documents related to property in Franklin County, Maine (effective date: May 16, 2006 at 4:00 pm);

3.	Title Commitment and copies of underlying documents related to property in Bucksport and Orland, Hancock County, Maine (effective date: May 17, 2006 at 4:00 pm);

4.	Title Commitment and copies of underlying documents related to leasehold property in Bucksport, Hancock County, Maine (effective date: May 17, 2006 at 4:00 pm);

5.	Title Commitment and copies of underlying documents related to property in Bucksport, Hancock County, Maine (effective date: May 17, 2006 at 4:00 pm);

6.	Title Commitment No. NCS-196625 and copies of underlying documents related to property in Stearns County, MN (effective date: April 17, 2006 at 7:30 am);

7.	Title Commitment No. NCS-196625-1 and copies of underlying documents related to property in Benton County, MN (effective date: April 20, 2006, 2005 at 7:30 am);

8.	Title Commitment No. NCS-196625-2 and copies of underlying documents related to property in Benton County, MN (effective date: April 17, 2006 at 7:30 am);

9.	Title Commitment No. NCS-196625-3 and copies of underlying documents related to property in Benton County, MN (effective date: April 20 at 7:30 am);

10.	Title Commitment No. DF-4939 Revised No. 4 and copies of underlying documents related to property in Town of Breitung, Dickinson County, MI (effective date: April 17, 2006 at 8:00 am);

11.	Title Commitment No. DF-4939a and copies of underlying documents related to property in Town of Norway, Dickinson County, MI (effective date: January 9, 2006 at 8:00 am);

12.	Title Commitment No. DF-4939W and copies of the underlying documents relating to property in Town of Niagara, Dickinson county, MI (effective date: January 18, 2006 at 8:00 am).

13.	Title Commitment No. DF-4939w and copies of underlying documents related to property in Marinette County, WI (effective date: January 18, 2006 at 8:00 am);

14.	Title Commitment No. 06-2028 and copies of underlying documents related to property in Penobscot County, ME (effective date: May 17, 2006 at 4:00 pm);

15.	Title Commitment No. 06-2025 and copies of underlying documents related to property in Penobscot County, ME (effective date: May 17, 2006 at 4:00 pm);

16.	Title Commitment No. 06-2024 and copies of underlying documents related to property in Washington County, ME (effective date: May 17, 2006 at 4:00 pm);

17.	Title Commitment No. 06-2026 and copies of underlying documents related to property in Franklin County, ME (effective date: May 17, 2006 at 4:00 pm);

18.	Title Commitment No. 06-2029 and copies of underlying documents related to property in Piscataquis County, ME (effective date: May 17, 2006 at 4:00 pm);

19.	Title Commitment No. 06-2027 and copies of underlying documents related to property in Aroostook County, ME (effective date: May 17, 2006 at 4:00 pm);

20.	Title Commitment No. NU 494914 and copies of underlying documents related to property in Marquette County, MI (commitment date: January 17, 2006 at 8:00 am);

21.	Title Commitment No. BF-5053m and copies of underlying documents related to property in Baraga County, MI (effective date: January 23, 2006 at 8:00 am);

22.	Title Commitment No. GF-23019 and copies of underlying documents related to property in Gogebic County, MI (effective date: January 16, 2006 at 8:00 am);

23.	Title Commitment No. 1326954 and copies of underlying documents related to property in Marinette County, MI (commitment date: January 24, 2006 at 8:00 am);

24.	Title Commitment No. 2420-WT and copies of underlying documents related to property in Ashland County, WI (effective date: January 30, 2006 at 7:59 am);

25.	Title Commitment No. FA-119816 and copies of underlying documents related to property in Delta County, MI (commitment date: January 18, 2006 at 8:00 am);

26.	Title Commitment No. I-3478 and copies of underlying documents related to property in Iron County, MI (effective date: January 16, 2006 at 8:00 am);

27.	Title Commitment No. FA-119821 and copies of underlying documents related to property in Delta County, MI (commitment date: January 20, 2006 at 8:00 am);

28.	Title Commitment No. 00066270 and copies of underlying documents related to property in Mackinac County, MI (effective date: January 24, 2006 at 8:00 am);

29.	Title Commitment No. NCS-212290 and copies of underlying documents related to property in Carroll County, New Hampshire (effective date: January 26, 2006);

30.	Title Commitment and copies of underlying documents related to property in Canton, Canton & Jay and Dixfield, Oxford County, Maine (effective date: May 17, 2006 at 4:00 pm).

31.	Title Commitment and copies of underlying documents related to property known as Tucker Island, in Old Town, Penobscot County, Maine (effective date: May 17, 2006 at 4:00 pm).

Set forth below is a list of the surveys made available to Buyer, which are incorporated herein by reference:

1.	ALTA/ACSM Land Title Survey – Property of International Paper Company – State Route 15 – Bucksport, Maine prepared by Plisga and Day, dated April 27, 2006 and certified on , 2006 (seven sheets);

2.	ALTA/ACSM Land Title Survey – Benton and Stearns Counties; Minnesota prepared by SEH, dated Revised April 5, 2006 and certified on , 2006 (five sheets);

3.	Commercial Mortgage Inspection Sketch – Stearns County, Minnesota prepared by SEH, dated Revised April 5, 2006 and certified on , 2006 (one sheet);

4.	ALTA/ACSM Survey – International Paper Mill – Quinnesec, Michigan prepared by Coleman Engineering Company, dated April 27, 2006 and certified on , 2006 (fourteen sheets);

5.	Plan of Land of International Paper Company Androscoggin Mill Site and Vicinity compiled by Main-Land Development Consultants, Inc., dated May 8, 2006 (one sheet);

6.	Boundary Inspection Plan – Property of International Paper Company State Route 15, Bucksport Maine prepared by Plisga & Day, dated April 10, 2006 (two sheets).

7.	Plan of All Lands of International Paper Company Located Within the Town of Jay, Franklin County, Town of Canton, Oxford County, & Towns of Livermore and Livermore Falls, Androscoggin County, prepared by Main-Land Development Consultants, Inc., dated May 12, 2006 (four sheets).

8.	Plan of Right-of-Way of an Existing Transmission Line from Otis Dam to Androscoggin Mill, Jay, Maine, prepared by Main-Land Development Consultants, dated July 30, 1984 and last revised September 17, 1985.

9.	Standard Boundary Survey on Land of Diamond Occidental Forest Inc., Old Town, Maine (the Gravel Pit Lot) prepared by James River Timber Corporation, dated June 25, 1997.

10.	Standard Boundary Survey on Land of Diamond Occidental Forest Inc., Old Town, Maine (the Diamond Studmill Lot), prepared by James River Timber Corporation, dated May 29, 1997.

B. Material Leased Real Property

1.	Lease Agreement, by and between Sartell Associates Limited Partnership, as Lessor, and Sartell Leasing Joint Venture, as Lessee, dated as of August 1, 1983.

2.	Sublease Agreement, by and between Sartell Leasing Joint Venture, as Lessor, and St. Regis Corporation, as Lessee, dated as of August 1, 1983.

3.	PCC (“Precipitated Calcium Carbonate”) Production and Sale Agreement between IP and Specialty Mineral Inc. dated March 15, 1996, first amended Nov. 22, 2000.

4.	PCC Plant Construction and Operating Agreement, dated as of February 5, 1991, by and between Champion International Corporation and Pfizer Specialty Minerals Inc, as amended June 27, 1994, August 4, 1994, September 29, 1995, February 2, 1998 and June 22, 2004.

5.	Amended Facilities Lease, Operations, and Maintenance Agreement between International Paper Corporation (Sartell, Minnesota) and Northern States Power company d.b.a. Xcel Energy, dated January 1, 2005.

6.	Amended and Restated Ground Lease and Sublease between Champion International Corporation, as landlord and Bucksport Leasing LLC, as tenant and sublessor and Champion International Corporation, acting solely in its capacity as the owner and holder of an undivided tenancy-in-common interest in the Energy Plant and Bucksport Energy LLC, as co-owners and subtenants, dated as of July 27, 1999 and a Memorandum of Amended and Restated Ground Lease and Sublease relating to the agreement.

7.	First Amendment to Amended and Restated Ground Lease and Sublease, dated as of February 28, 2001, by and among International Paper Company, as Landlord, Bucksport Leasing LLC, as Tenant and sublessor, International Paper Company, as Co-Owner Subtenant, and Bucksport Energy LLC, as Co-Owner Subtenant.

8.	First Amendment to Memorandum of Lease, dated as of February 28, 2001, by and among International Paper Company, as Landlord, Bucksport Leasing LLC, as Tenant and sublessor, International Paper Company, as Co-Owner Subtenant, and Bucksport Energy LLC, as Co-Owner Subtenant.

9.	Celotex Woodyard Lease between BPB Manufacturing, Inc. and IP, dated January 8, 2003, as extended November 5, 2003, May 19, 2005 and August 29, 2005 (Celotex Woodyard).

10.	Land Lease between Wisconsin Central Ltd. and IP, dated Feb. 9, 2005 and related Private Road Crossing Agreement between Wisconsin Central Ltd. and IP, dated Feb. 9, 2005 (Park Falls Woodyard).

11.	Agreement with Northern Timberlands re: Vanderbilt Woodyard. [There is no formal lease.]

12.	Lease Agreement between Magnuson Trucking and Leasing and IP, dated July 1, 2001 (Bemidgi Woodyard).

13.	Lease # 545,288 for storage and loading site for pulpwood between Burlington Northern Railroad and Champion International Corporation, dated May 15, 1990 (Carlton Woodyard).

14.	License Agreement among Maine Central Railroad Company, Springfield Terminal Railway Company and IP, dated Nov. 18, 1999.

15.	Correspondence dated July 11, 1986 from the Minnesota Department of Transportation to Burlington Northern Railroad relating to Private Roadway & Crossing Agreement No. CX-6011.

16.	Power Transmission Line Easement between Maine Central Railroad Company and Otis Hydroelectric Company, dated December 28, 1984.

17.	Yard Usage Agreement between Kerr Forest Management Inc. and IP, dated October 12, 1985.

SCHEDULE 3.21

INSURANCE

Coverage	Policy Number	Carrier	Expiration Date
General Liability	GL5757710	American Home Assurance Co.	August 1, 2007
Automobile Liability	CA5836423	American Home Assurance Co.	August 1, 2007
Excess Liability	4485560	National Union Fire Ins. Co of Pittsburgh	August 1, 2007
Worker’s Compensation and Employer’s Liability	wc2919952	American Home Assurance Co.	August 1, 2007
Property	XG493	Factory Mutual Insurance Company	August 1, 2007
Ocean/Air Cargo - Marine	NO2190047	Indemnity Insurance Co of North America	July 31, 2007

SCHEDULE 3.23

INTELLECTUAL PROPERTY

None.

SCHEDULE 4.02(b)

LOCAL COUNSEL

MAINE

Verrill & Dana, LLP

One Portland Square

Portland, ME 04112-05860

James Palmer	207-253-4508
207-253-4509 (Fax)
email	jpalmer@verrilldana.com

MICHIGAN

Honigman Miller Schwartz & Cohn

2290 First National Building

Detroit, MI 48226-3583

Mitch Meisner	313-465-7000
313-465-7479 (fax)
email	mrm@honigman.com

MINNESOTA

Orbovitch & Gartner Chartered

408 St. Peter Street

Historic Hamm Building, Suite 417

St. Paul, Minnesota 55102-1187

Judith R. Gartner	651-224-5074
651-224-4697 (fax)
email	jg@orbolaw.com

NEW HAMPSHIRE

Gallagher, Callahan & Gartrell, PA

214 North Main Street, P.O. Box 1415

Concord, New Hampshire 03302-1415

800-528-1181

Donald E. Gartrell	603-228-1181
603-224-7588
email	gartrell@gcglaw.com

WISCONSIN

Quarles & Brady

411 East Wisconsin Avenue

Suite 2040

Milwaukee, Wisconsin 53202

Charles McMullen	414 277-5651
414 978-8651 (fax)
email	chm@quarles.com

SCHEDULE 4.02(d)

CERTAIN COLLATERAL MATTERS

With respect to the portion of the owned Real Property for the Bucksport Mill on which the Bucksport Energy Plant referred to in Schedule 3.07(b) is located, the Collateral and Guarantee Requirement shall be satisfied within 20 days following the Closing Date.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None.

SCHEDULE 6.02(a)

EXISTING LIENS

Liens on the Bucksport Co-Gen Assets (as defined in the Collateral Agreement), securing Indebtedness of the Bucksport Energy Plant referred to in Schedule 3.07(b).

SCHEDULE 6.04

EXISTING INVESTMENTS

Investments pursuant to the Amended and Restated Co-Owners Ownership, Operating & Mutual Sales Agreement referred to in Schedule 3.07(b),

Investments in existence on the closing date in Androscoggin Reservoir Company.

Investments in existence on the closing date in Gulf Island Oxygenation Project L.P.

Investments in existence on the closing date in Bucksport Leasing LLC.

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

1. Management Agreement:

After the completion of the Acquisition, Apollo and its affiliates will enter into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We will pay Apollo a one time transaction fee for structuring the Transactions and an annual fee for its management services and advice. Also, under the management agreement, Apollo will have the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such role. We will agree to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

2. Transition Arrangements

Upon completion of the Acquisition, we will enter into a Transition Services Agreement with International Paper whereby International Paper will provide us with certain services specified in the agreement that are necessary for us to run as a stand-alone business. Among the services to be provided by International Paper or its designated third-party providers are technical services, application support and maintenance; financial services, telecommunications services; payroll, health & welfare benefits administration; real estate support; and research and development support services. The Transition Services will be provided for terms generally ranging from six to twelve months following the consummation of the Acquisition (with an option to extend the term with respect to certain Transition Services for an additional period not to exceed six months). Many of the Transition Services, however, may not be extended beyond their applicable term. International Paper may discontinue the provision of a service prior to the expiration of the applicable term if we fail to make payments owed or if we materially breach the agreement, but the discontinuation may only be for the services related to the failure to pay or breach.

3. Supply Agreement

Upon completion of the Acquisition, we will enter into an agreement with International Paper’s beverage packaging business pursuant to which we will arrange for the sale of coated groundwood paper produced from one of its paper machines at its Pine Bluff, Arkansas mill for a selling commission of 3%. This agreement will require that we sell 100% of the output of coated paper from this mill for a fixed term of one to two years at then prevailing market prices.

4. Supply Agreement with Thilmany LLC

In June 2005, International Paper sold its Industrial Papers business to Thilmany LLC. In connection with this transaction, we entered into a 12-year supply agreement with Thilmany for the products produced from our paper machine No. 5 at the Androscoggin mill. This agreement requires Thilmany to pay us a variable charge for the paper purchased and a fixed charge for the availability of the No. 5 paper machine. Prior to this transaction, the paper produced from the No. 5 paper machine was primarily sold to International Paper’s Industrial Papers business. We are responsible for the No. 5 machine’s routine maintenance, and Thilmany is responsible for any capital expenditures specific to the machine. As defined in the agreement, Thilmany has the right to terminate the agreement if certain events occur.

5. Management Limited Partnership Agreement

In connection with the Transactions, we, Apollo and certain members of management who invest in us, will enter into a management limited partnership agreement. The management limited partnership agreement will provide for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which would apply to their limited partnership interests in the company. The management limited partnership agreement will also contain customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment. We will also enter into an agreement with International Paper granting similar rights.

6. Intellectual Property

Upon completion of the Acquisition, we will license certain intellectual property owned by International Paper and used in our business pursuant to an Intellectual Property Agreement with International Paper. International Paper will grant us a perpetual, royalty-free, non-exclusive license in the United States to all such intellectual property (other than its trademarks, domain names, and certain specified patents and proprietary processes). Pursuant to the Intellectual Property Agreement, we will be able to use the licensed intellectual property and assign the agreement only under certain specified circumstances.

SCHEDULE 9.01

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

Administrative Agent’s Address:

Credit Suisse, Cayman Islands Branch, as Administrative Agent Attention: Fay Rollins

11 Madison Avenue, OMA-2

New York, NY 10010

Telephone: 212-325-9041

Facsimile: 212-325-8304

With copies to:

Davis Polk & Wardwell,

450 Lexington Avenue,

New York, NY 10017

212 450 4000

Attention: Joseph Hadley, Esq.

Telephone: 212 450 4000

Facsimile: 212 450 3800

Issuing Bank:

Credit Suisse, Cayman Islands Branch, as Administrative Agent

Attention: Fay Rollins

11 Madison Avenue, OMA-2

New York, NY 10010

Telephone: 212-325-9041

Facsimile: 212-325-8304

Swingline Lender:

Credit Suisse, Cayman Islands Branch, as Administrative Agent

Attention: Fay Rollins

11 Madison Avenue, OMA-2

New York, NY 10010

Telephone: 212-325-9041

Facsimile: 212-325-8304

Borrowers’ Address:

Verso Paper Holdings, LLC

6775 Lenox Court Park, Building E, 1st Floor

Memphis, TN 38115

Attention: Robert Mundy

Telephone: (901) 419-7485

Facsimile: (901) 419-7698

With copies to:

O’Melveny & Myers LLP

Seven Times Square

New York, New York 10036

Attention: Gregory Ezring, Esq.

Telephone: (212) 326-2000

Facsimile: (212) 326-2061